Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

US ONCOLOGY HOLDINGS, INC.

December 21, 2006

Table of Contents

Section 1.	Definitions	1
Section 2.	Sale of Series A-1 Preferred Stock and Common Stock; Use of Proceeds	6
2.1	Sale of Securities	6
2.2	Use of Proceeds	6
Section 3.	Closing Date; Delivery	6
3.1	Closing Date	7
3.2	Transactions to be Effected at the Closing	7
Section 4.	Representations and Warranties of the Company	8
4.1	Organization, Corporate Power and Licenses	8
4.2	Authorization	8
4.3	No Breach	8
4.4	Capital Stock and Related Matters	9
4.5	Subsidiaries; Investments	10
4.6	Financial Statements	11
4.7	Absence of Undisclosed Liabilities	11
4.8	No Material Adverse Change	11
4.9	Absence of Certain Developments	11
4.10	Assets	13
4.11	Real Property; Equipment, Fixtures and Inventory	13
4.12	Tax Matters	13
4.13	Contracts and Commitments	14
4.14	Intellectual Property Rights	16
4.15	Litigation, etc.	17
4.16	Brokerage	18
4.17	Consents	18
4.18	Insurance	18
4.19	Employees	18
4.20	ERISA	18
4.21	Compliance with Laws	19
4.22	Environmental and Safety Matters	19
4.23	Affiliated Transactions	21
4.24	Investment Company	21
4.25	Projections	21
4.26	SEC Filings	21
4.27	Securities Laws	21
4.28	Disclosure	21
Section 5.	Representations and Warranties of the Purchaser	22
5.1	Authority of Purchaser	22
5.2	Investment Representations	22
5.3	No Breach	23
Section 6.	Miscellaneous	23
6.1	Governing Law	23
6.2	Submission to Jurisdiction	23
6.3	Survival; Limitation on Liability	23
6.4	Successors and Assigns; No Third Party Beneficiaries	24

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6.5	Entire Agreement; No Reliance; Amendment	24
6.6	Notices	24
6.7	Expenses	25
6.8	Delays or Omissions	26
6.9	Severability of this Agreement	26
6.10	Titles and Subtitles	26
6.11	Counterparts	26
6.12	Gender	26
6.13	Public Announcement	26

EXHIBITS

Initial	Exhibit
A	Second Amended and Restated Certificate of Incorporation of the Company

B	Form of Amended and Restated Stockholders Agreement

C	Form of Amended and Restated Registration Rights Agreement

D	Form of Opinion of Company’s Counsel

DISCLOSURE SCHEDULE

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US ONCOLOGY HOLDINGS, INC.

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of the 21st day of December, 2006, by and among US Oncology Holdings, Inc., a Delaware corporation (the “Company”) and Morgan Stanley Strategic Investments, Inc. (the “Purchaser”).

THE PARTIES AGREE AS FOLLOWS:

Section 1. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action” against a Person means an action, suit, litigation, arbitration, hearing, inquest, audit, examination or other proceeding against or affecting the Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any mediator, arbitrator or Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that with respect to the Company, no Person which has entered into a management services agreement with the Company shall be considered an Affiliate of the Company solely because the Company provides management services to such Person.

“Affiliated Group” means any affiliated group as defined in IRC § 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which the Company was a member.

“Ancillary Agreements” means collectively the Stockholders Agreement, the Registration Rights Agreement and the Side Letter.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any successor federal statute.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Charter” has the meaning set forth in Section 3.2(a) hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Commercially Available Licenses” means any over-the-counter shrink wrap software or other non-negotiated comparable standard form licenses, other commercially available software program licenses or licenses for software embedded in equipment used by the Company or any of its Subsidiaries.

“Common Shares” has the meaning set forth in Section 2.1 hereof.

“Common Stock” means Common Stock of the Company, par value $0.001 per share.

“Environmental and Safety Laws” means any and all applicable present federal, state, local and foreign statutes, laws, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and common law concerning public health or safety, worker health or safety or pollution or protection of the environment, including, without limitation, those relating to any emissions, discharges or Releases of Hazardous Materials to ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, control, cleanup or handling of Hazardous Materials.

“Environmental Permits” means all material permits, licenses and other authorizations which are required under Environmental and Safety Laws and applicable to the conduct of the Company’s business.

“Equity Security” of any Person means any capital stock or other ownership or equity interest or profit participation or similar right with respect to such Person (including any partnership or membership interest, any stock appreciation, phantom stock or similar right or plan, and any note or debt security having or containing equity or profit participation features), or any option, warrant or other security or right which is directly or indirectly convertible into or exercisable or exchangeable for any other Equity Security of such Person.

“Fully Diluted Basis” means “Fully Diluted Basis” as defined in the Stockholders Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of any government or any court, in each case whether associated with a local government or state of the United States, the United States, or a foreign entity or government.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental and Safety Laws as “hazardous substances” , “hazardous materials” , “hazardous wastes” , “toxic substances”, “medical waste”, “biological waste”, “infectious waste” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TLCP” toxicity or “EP” toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) underground storage tanks, whether empty or containing any substance; (e) surface impoundments; (f) asbestos in any form; and (g) electrical or other equipment which contains any oil, lubricants, hydraulic fluid or dielectric fluid containing polychlorinated biphenyls.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any indebtedness secured by a Lien on a Person’s assets (other than Permitted Liens) and (vii) any unsatisfied obligation for “withdrawal liability” to a “multi-employer plan” as such terms are defined under ERISA (as defined in Section 4.20 hereof); provided that “Indebtedness” does not include the Shares or operating leases.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any loan made by such Person, (ii) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, evidence of Indebtedness, stock, securities, ownership interest or Equity Interest (including partnership interests and joint venture interests) of any other Person and (iii) any capital contribution by such Person to any other Person, in each case other than investments in money market funds or similar short term non equity investments.

“IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified. “IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company as of September 30, 2006.

“Lien” means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), (ii) any sale of receivables with recourse against the Company, (iii) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code of the State of New York or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or (iv) any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Loss” means any and all liabilities, obligations, losses, damages (but not, except in the case of fraud by the Company or any Person acting or purporting to act on the Company’s behalf, special, consequential or punitive damages or loss of future profits), diminution in value, interest, fines, settlements and reasonable and actually incurred attorneys’ fees, expenses, costs (including such costs for preparation and investigation) and disbursements. For avoidance of doubt, in determining Losses, the parties will take into account the impact of such items on the consolidated earnings and enterprise value of the Company and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on the business, operations, financial condition, operating results, assets or liabilities of Company and its Subsidiaries taken as a whole.

“Option” means any option to purchase Common Stock of the Company.

“Permitted Liens” means:

(i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

(ii) purchase money security interests in any property acquired by the Company;

(iii) trust deeds or mortgages on real property acquired by the Company;

(iv) interests or title of a lessor under any lease;

(v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(vi) easements, rights of way, restrictions and other similar charges and encumbrances on real property not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company; and

(vii) such other liens, claims or encumbrances that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien, claim or encumbrance.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Preferred Shares” has the meaning set forth in Section 2.1 hereof.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended from time to time, or any successor federal statute.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof substantially in the form attached hereto as Exhibit C.

“Regulation” means each applicable law, rule, regulation or order by any Governmental Authority and each judgment, injunction, order, writ, decree or award of any Governmental Authority, arbitrator or other Person.

“Release” means any “release” as such term is defined in CERCLA, 42 U.S.C. § 9601(22), or any successor federal statute or analogous state law. For purposes of this Agreement, however, none of the exclusions (A) through (C) of 42 U.S.C. § 9601(22) apply.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Series A Preferred Stock” means Series A Participating Preferred Stock of the Company, par value $0.001 per share.

“Series A-1 Preferred Stock” means Series A-1 Participating Preferred Stock of the Company, par value $0.001 per share.

“Shares” has the meaning set forth in Section 2.1 hereof.

“Side Letter” means the Side Letter dated the date hereof among the Company, WCAS and the Purchaser.

“Stockholders Agreement” means the Stockholders Agreement dated the date hereof substantially in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to the Company, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power, shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“WCAS” means Welsh, Carson, Anderson & Stowe IX, L.P.

References to the “knowledge” of the Company or of any Subsidiary means the knowledge, after reasonable inquiry, of the general counsel or any director or executive officer of the Company and its Subsidiaries.

Section 2. Sale of Series A-1 Preferred Stock and Common Stock; Use of Proceeds.

2.1 Sale of Securities. Subject to the terms and conditions hereof, on the Closing Date (as defined in Section 3.1) the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, an aggregate of 1,948,251 shares of Series A-1 Preferred Stock (the “Preferred Shares”) and 21,649,849 shares of Common Stock (the “Common Shares” and together with the Preferred Shares, the “Shares”), at a purchase price of approximately $26.03 per share of Series A-1 Preferred Stock and approximately $4.59 per share of Common Stock for an aggregate purchase price of One Hundred Fifty Million Dollars ($150,000,000) (the “Purchase Price”).

2.2 Use of Proceeds. The net proceeds from the sale of the Shares, together with existing cash on hand, shall be used by the Company to pay a one-time dividend (the “Dividend”) of up to One Hundred and Ninety Million Dollars ($190,000,000), in the aggregate, to the holders of capital stock of the Company (other than the Purchaser) and to pay the fees and expenses related to the transactions contemplated hereby (not to exceed One Million Dollars ($1,000,000) in total).

Section 3. Closing Date; Delivery.

3.1 Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) shall be held at the offices of Richards Kibbe & Orbe LLP, One World Financial Center, New York, New York 10281, at 12:00 p.m., on December 21, 2006, or at such other time and place to which the Company and the Purchaser may agree (the “Closing Date”).

3.2 Transactions to be Effected at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, the parties will make the deliveries set forth in this Section 3.2.

(a) Company Deliveries. The Company will deliver to the Purchaser:

(i) a copy of the Amended and Restated Certificate of Incorporation in the form set forth in Exhibit A (the “Charter”), certified by the Secretary of State of the State of Delaware as filed and effective;

(ii) the share certificates representing the Shares, registered in the names of the Purchaser, duly executed and delivered by the Company;

(iii) a copy of each of the Ancillary Agreements, duly executed and delivered by all parties thereto other than the Purchaser;

(iv) a legal opinion from counsel to the Company addressed to the Purchaser, dated the Closing Date, substantially in the form of Exhibit D attached hereto;

(v) a certificate, executed by the Secretary of the Company, dated the Closing Date, attaching (i) the Charter, certified by the Secretary of State of the State of Delaware as filed and effective, (ii) the bylaws of the Company, (iii) duly adopted resolutions of the Board of Directors and shareholders of the Company authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, the issuance of the Shares and issuance of the Common Stock upon conversion of the Preferred Shares), (iv) the names and true signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and (v) a certificate of good standing from the Secretary of State of the State of Delaware dated a recent date prior to the Closing Date for each of the Company and US Oncology, Inc.;

(vi) a certificate, executed by the Chief Executive Officer of the Company, dated the Closing Date, certifying that the representations and warranties made by the Company in Section 4 shall be true and correct in all respects on the Closing Date and that the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to the Closing Date;

(vii) copies of all permits, consents, approvals, authorizations, declarations and filings set forth on Schedule 4.4 and Schedule 4.17; and

(viii) such other documents as the Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement and the Ancillary Agreements.

(b) Purchaser Deliveries. The Purchaser will deliver to the Company:

(i) the Purchase Price, by wire transfer of immediately available funds; and

(ii) a copy of each of the Ancillary Agreements, duly executed and delivered by the Purchaser.

Section 4. Representations and Warranties of the Company. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to the Purchaser a disclosure schedule with numbered schedules corresponding to the relevant sections or subsections in this Agreement (the “Disclosure Schedule”). Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company contained in this Agreement. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary scope of business. The Company hereby represents and warrants to the Purchaser that:

4.1 Organization, Corporate Power and Licenses. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except to the extent that the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The Company and each Subsidiary possesses all requisite corporate or other power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted, to execute and deliver this Agreement and the Ancillary Agreements and to carry out the transactions contemplated by this Agreement and to undertake their obligations contemplated by the Ancillary Agreements. The Company’s Charter (a copy of which is attached hereto as Exhibit A) and bylaws (a copy of which has been furnished to the Purchaser) reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete and are in full force and effect.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements has been duly authorized by the Company. This Agreement and each Ancillary Agreement constitutes (assuming due execution by the other party or parties thereto), a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors’ rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law from time to time.

4.3 No Breach. The execution and delivery by the Company of this Agreement and the Ancillary Agreements, the offering, sale and issuance of the Shares hereunder, the issuance of the Common Stock upon conversion of the Preferred Shares, the payment of the Dividend and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to, the charter or bylaws of the Company, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject, except, (A) for any such permit, consent, approval, authorization, declaration or filing set forth on Schedule 4.17, each of which shall have been obtained on or prior to the Closing Date and (B) in the case of any of any agreement or instrument to which the Company is subject, for such authorizations, consents or approvals that, if not so obtained, would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.4 Capital Stock and Related Matters. Except as set forth on Schedule 4.4:

(a) On the date hereof and prior to giving effect to the transactions contemplated by this Agreement, (i) the authorized and issued capital stock of the Company consists solely of 17,000,000 shares of Participating Preferred Stock, $0.001 par value per share (“Participating Preferred Stock”), consisting of the Series A Preferred Stock and the Series A-1 Preferred Stock, of which 13,938,657 shares of Series A Preferred Stock are issued and outstanding and no shares of Series A-1 Preferred Stock are issued and outstanding, and 300,000,000 shares of Common Stock, of which 119,372,031 shares are issued and outstanding, (ii) Options to purchase 3,622,500 shares of Common Stock have been issued and (iii) 13,938,657 shares of Common Stock are reserved for issuance upon conversion of the outstanding shares of Series A Preferred Stock and 3,622,500 shares of Common Stock are reserved for issuance upon conversion of the Options. Schedule 4.4 sets forth the number of issued and outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock, the names of the record owners thereof and the number of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock held by each such owner. Schedule 4.4 also sets forth the number of issued and outstanding Options, the number of shares of Common Stock for which the Options may be exercised, the exercise prices, the expiration dates and the names of the record owners thereof.

(b) As of the Closing and immediately after giving effect to the transactions contemplated hereby, (w) (i) the authorized and issued capital stock of the Company consists solely of 17,000,000 shares of Participating Preferred Stock, of which 13,938,657 shares of Series A Preferred Stock are issued and outstanding and 1,948,251 shares of Series A-1 Preferred Stock are issued and outstanding, and 300,000,000 shares of Common Stock, of which 141,021,880 shares are issued and outstanding, (ii) Options to purchase 3,622,500 shares of Common Stock have been issued and (iii) 15,886,908 shares of Common Stock are reserved for issuance upon conversion of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock and 3,622,500 shares of Common Stock are reserved for issuance upon conversion of the Options, (x) the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities, except as contemplated by the Charter upon the occurrence of certain events (none of which have yet occurred), (y) the Company shall not have outstanding any Equity Securities, except as set forth in this Section 4.4(b) and (z) all of the outstanding shares of the Company’s capital stock identified above shall be validly issued, fully paid and nonassessable.

(c) There are no statutory or contractual shareholders preemptive rights or rights of refusal with respect to (i) the issuance of the Shares hereunder or the issuance of the Common Stock upon conversion of the Preferred Shares or (ii) the issuance by the Company of any other Equity Security, other than any such rights listed on Schedule 4.4, each of which have been waived prior to the date hereof. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Shares hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements between the Company’s shareholders or between any of the Company’s shareholders and the Company, with respect to the voting or transfer of the Company’s capital stock, with respect to the issuance, purchase, redemption or sale of any Equity Security or with respect to any other aspect of the Company’s affairs other than the Stockholders Agreement or as set forth on Schedule 4.4.

(d) The Shares purchased by the Purchaser hereunder will have the terms and provisions set forth in the Charter. Upon delivery to the Purchaser at the Closing of the share certificates with respect to the Shares, (i) the Purchaser will become the sole record legal and beneficial owner of such Shares and good and marketable title to such Shares will pass to the Purchasers, free and clear of any Liens, options, charges and transfer restrictions of any kind, except for those created by this Agreement, the Ancillary Agreements and applicable securities laws, and (ii) such Shares will be duly authorized, validly issued, fully paid and nonassessable. Upon the conversion of the Preferred Shares as provided in the Charter, (A) the Purchaser will become the sole record legal and beneficial owner of the shares of Common Stock issuable upon such conversion and good and marketable title to such shares of Common Stock will pass to the Purchaser, free and clear of any Liens, options, charges and transfer restrictions of any kind, except for those created by this Agreement, the Ancillary Agreements and applicable securities laws, and (B) such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable. The Company currently has, and at all times will maintain, a sufficient number of authorized but unissued shares of Common Stock so that the Company will at all times have a sufficient number of authorized shares of Common Stock to issue upon the conversion in full of all of the Preferred Shares.

(e) As of the Closing Date, (i) the “Accreted Value” (as defined in the Charter) with respect to each share of Series A Preferred Stock issued on August 20, 2004 is $21.4475, (ii) the “Unpaid Base Amount” (as defined in the Charter) with respect to each such share of Series A Preferred Stock is $19.01, (iii) the sum of all unpaid amounts previously declared in respect of each such share of Series A Preferred Stock as “Special Dividends” (as defined in the Charter) is $0 and (iv) the “Conversion Value” (as defined in the Charter) in respect of each such share of Series A Preferred Stock is $21.4475.

(f) Other than as contemplated by Section 2.2 above, there are no declared and unpaid dividends on either the Series A Preferred Stock or the Common Stock.

4.5 Subsidiaries; Investments. Except as set forth on Schedule 4.5, the Company does not own or hold any (a) interest in and does not control, directly or indirectly, any Subsidiary or (b) any Equity Securities, or the right to acquire any Equity Securities, of any other Person. Each of the Equity Securities of each Subsidiary is owned of record, free and clear of any Liens, by the Persons set forth on Schedule 4.5.

4.6 Financial Statements. The Company has previously filed with the Securities and Exchange Commission the following financial statements:

(a) the audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2005 and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended, respectively; and

(b) the Latest Balance Sheet, and the related statement of income (or the equivalent) for the nine month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any), along with the unaudited consolidated balance sheet of the Company as of November 30, 2006 and the related unaudited statement of income (or the equivalent) for the eleven month period ended November 30, 2006, has been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited financial statements to the absence of footnote disclosure and changes resulting from normal year end adjustments (none of which would, alone or in the aggregate, reasonably be expected to be materially adverse to the financial condition, operating results, assets or operations of the Company) and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates.

4.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7, neither the Company nor its Subsidiaries has or will have as of the Closing any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date of this Agreement, or any action or inaction at or prior to the date of this Agreement, or any state of facts existing at or prior to the date of this Agreement other than: (i) as reflected in the Latest Balance Sheet, (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit), and (iii) liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

4.8 No Material Adverse Change. Except as set forth on Schedule 4.8, since September 30, 2006, there has been no Material Adverse Effect.

4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since September 30, 2006, neither the Company nor any Subsidiary has:

(a) issued any notes, bonds or other debt securities or instruments or any capital stock or other Equity Securities;

(b) borrowed any amount, guaranteed any obligation of any Person or incurred or become subject to any Indebtedness or other material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

(d) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;

(e) sold, assigned or transferred any of its assets with a book value or fair market value in excess of $1,000,000 in the aggregate, except inventory or obsolete or replaced equipment disposed of in the ordinary course of business, or canceled any debts or claims;

(f) sold, assigned or transferred any Intellectual Property Rights, or disclosed any proprietary confidential information to any Person (other than the Purchaser or any representative thereof);

(g) suffered any extraordinary losses or waived any material rights of value, whether or not in the ordinary course of business or consistent with past practice;

(h) made capital expenditures or commitments therefor that aggregate in excess of $5,000,000;

(i) made any loans or advances to, guarantees for the benefit of, any Persons in excess of $1,000,000 in the aggregate, other than guarantees of trade payables of the Company’s Subsidiaries made in the ordinary course of business consistent with past practices;

(j) made or acquired any Investment in any Person individually or in the aggregate in excess of $1,000,000;

(k) made any charitable contributions or pledges in excess of $250,000 in the aggregate;

(l) suffered any damage, destruction or casualty loss exceeding in the aggregate $500,000 whether or not covered by insurance;

(m) declared or made any payment or distribution of cash or other property to its shareholders with respect to its Equity Securities or purchased or redeemed any of its Equity Securities;

(n) merged, consolidated with, or entered into any business combination with any Person, or sold all or substantially all of its assets to any other Person;

(o) entered into any material contract or transaction with any of its Affiliates (other than WCAS and its Affiliates) or entered into any contract or transaction with WCAS and its Affiliates (other than any Ancillary Agreement);

(p) paid or agreed to pay any bonus, extra compensation, pension or severance pay, or otherwise increased the wage, salary or compensation (of any nature) to any of its directors or executive officers other than in the ordinary course of business consistent with past practices;

(q) entered into any other material transaction not in the ordinary course of business; or

(r) committed or agreed to do any of the foregoing.

4.10 Assets. Except as set forth on Schedule 4.10, the Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and tangible assets used in and material to its business and reflected in the financial statements referred to in Section 4.6, free and clear of all Liens, except for (i) inventory and obsolete or replaced equipment disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (ii) Liens securing Indebtedness reflected in the Latest Balance Sheet (or notes related thereto) and (iii) Permitted Liens. Except as set forth on Schedule 4.10, the Company’s and each Subsidiary’s buildings, equipment and other tangible assets used in and material to its business are in good operating condition in all material respects (ordinary wear and tear excepted) and are fit for use in the ordinary course of business.

4.11 Real Property; Equipment, Fixtures and Inventory.

(a) The Company or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple, or good and marketable leasehold interest in, all of the real property used in and material to its business (“Real Property”), free and clear of all Liens, except Liens securing Indebtedness reflected in the Latest Balance Sheet (or notes related thereto) and Permitted Liens. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of all leased Real Property.

(b) No instrument of record, easement, license, use restriction, grant or applicable zoning, building or urban redevelopment Regulation or other impediment of any kind prohibits in any material respect, or materially interferes with, limits or impairs the use, operation, maintenance of, or access to, or materially affects the value of, the Real Property or any item of personal property related to the Real Property.

4.12 Tax Matters. Except as set forth on Schedule 4.12:

(a) The Company, and each Affiliated Group have filed all Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company and each Affiliated Group in all material respects have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; neither the Company nor any Affiliated Group has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company and each Affiliated Group shall not exceed the recorded liability therefore on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Affiliated Group, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company’s or any Affiliated Group Tax liability.

(b) The Company has not made an election under IRC §341(f). The Company is not liable for the Taxes of another Person in a material amount under (a) Treas. Reg. §1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. The Company is not a party to any tax sharing agreement. The Company and each Affiliated Group have disclosed on their federal income Tax Returns any position taken for which substantial authority (within the meaning of IRC §6662(d)(2)(B)(i)) did not exist at the time the return was filed. The Company has not made any payments, is not obligated to make payments or is not a party to an agreement that could obligate it to make any payments that would not be deductible under IRC §280G.

(c) The Company is not a “United States real property holding corporation”, as defined in IRC §897 and in applicable regulations thereunder.

4.13 Contracts and Commitments.

(a) Except for this Agreement and the Ancillary Agreements or as set forth on Schedule 4.13, neither the Company nor any Subsidiary is a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or any severance agreement, program, policy or arrangement;

(ii) contract for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis providing annual compensation in excess of $250,000 or contract relating to loans to officers, directors or Affiliates;

(iii) retainer or consulting contracts for which the aggregate amounts required to be paid under each such contract does not exceed $500,000;

(iv) contract under which the Company or any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $1,000,000.

(v) contracts with respect to any Investment in any other Person, other than acquisitions of affiliated physician practices in the ordinary course of business;

(vi) agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any Subsidiary;

(vii) guarantee of any obligation of another Person for an amount individually or in the aggregate in excess of $1,000,000;

(viii) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $1,000,000;

(ix) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or such Subsidiary;

(x) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves future consideration in excess of $1,000,000, provided that purchases of inventory in the ordinary course of business consistent with past practices and sales invoices are not required to be listed;

(xi) assignment, license, indemnification or agreement with respect to any intangible property material to the operation of the Company’s or any Subsidiary’s business (including, without limitation, any Intellectual Property Right, but excluding any Commercially Available Licenses);

(xii) agreement with any federal, state or local government or subdivision, agency or authority thereof;

(xiii) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiv) sales, distribution or franchise agreement, or other agreements material to the operation of the Company’s or any Subsidiary’s business with a term of more than six months which is not terminable by the Company or such Subsidiary upon less than 90 days notice without penalty;

(xv) contract or agreement with respect to any merger, consolidation with, or entrance into any business combination with any Person, or sale of all or substantially all of its assets to any other Person;

(xvi) material contract or agreement with any of its Affiliates (other than WCAS and its Affiliates) or any contract or agreement with WCAS and its Affiliates;

(xvii) non-competition, non-disclosure or other contract or agreement restricting the conduct of business of (A) the Company in any material respect or (B) any shareholders of the Company; or

(xviii) any other agreement which is material to its operations and business prospects and is required to be filed by the Company with the Securities and Exchange Commission.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 4.13 (collectively, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms. Except as, individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect, the Company and each Subsidiary has performed all obligations required to be performed by it, is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary under any Material Contract. Neither the Company nor any Subsidiary has present expectation or intention of not fully performing all material obligations under the Material Contracts; and the Company has no knowledge of any breach or anticipated breach by the other parties to any Material Contract in any material respect.

(c) Prior to the date of this Agreement, the Company has furnished to the Purchaser correct and complete copies of all Material Contracts.

4.14 Intellectual Property Rights.

(a) Schedule 4.14 contains a complete and accurate list of all (a) registered Intellectual Property Rights owned by the Company and its Subsidiaries, (b) pending applications for registrations of Intellectual Property Rights filed by the Company and its Subsidiaries, (c) material unregistered trade names and corporate names owned or used by the Company and its Subsidiaries and (d) material unregistered trademarks, service marks, copyrights, mask works and computer software (other than commercially available software) owned or used by the Company and its Subsidiaries. Schedule 4.14 also contains a complete and accurate list of all material licenses and other rights granted by the Company and its Subsidiaries to any third party with respect to any Intellectual Property Rights and all material licenses and other rights granted by any third party to the Company and its Subsidiaries with respect to any Intellectual Property Rights (other than Commercially Available Licenses), in each case identifying the subject Intellectual Property Rights. The Company and its Subsidiaries owns all right, title and interest to, have the right to use pursuant to a valid license, or is otherwise free to use all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens, except as, individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect (the “Required Intellectual Property”). No loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company and its Subsidiaries or any which would reasonably be expected to have a material adverse effect on the conduct of the Company’s business is, to the best of the Company’s knowledge, threatened, pending or reasonably foreseeable. The Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Required Intellectual Property Rights which it or they own. To the best of the Company’s knowledge, the owners of any Required Intellectual Property Rights licensed to the Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

(b) Except as set forth on Schedule 4.14, (a) the Company and its Subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights listed as owned on such schedule, free and clear of all Liens, (b) there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the Company’s knowledge, there are no grounds for the same, (c) neither the Company nor any Subsidiary has received any notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party), (d) the conduct of the Company’s or any Subsidiary’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons in any material respect, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons in any material respect, and (e) to the best of the Company’s knowledge, the Intellectual Property Rights owned by or exclusively licensed to the Company and its Subsidiaries has not been infringed or misappropriated by other Persons.

(c) The transactions contemplated by this Agreement shall not have a material adverse effect on the Company’s or any Subsidiary’s right, title and interest in and to the Intellectual Property Rights listed on Schedule 4.14.

(d) The Required Intellectual Property owned by the Company and its Subsidiaries or as required by any licenses has been maintained in confidence in accordance with reasonable protection procedures and, to the extent that any portion of the Required Intellectual Property would otherwise qualify as a “trade secret”, which would be necessary to preserve its status as trade secrets under applicable Regulations. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has disclosed, released or authorized the disclosure or release of any proprietary or confidential Required Intellectual Property owned or used by the Company or one of its Subsidiaries in such a way as to relinquish the proprietary or confidential status of the Required Intellectual Property.

(e) All former and current employees, agents, consultants and independent contractors of the Company and its Subsidiaries who have contributed to or participated in, in any material respect, the conception and development of any of the Required Intellectual Property (collectively, “Personnel”), have executed and delivered to the Company or one of its Subsidiaries a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Company and its Subsidiaries.

4.15 Litigation, etc. Except as set forth on Schedule 4.15, there are no Actions pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (or to the Company’s knowledge, pending or threatened against any of the officers, directors or employees of the Company or any Subsidiary with respect to its business or proposed business activities) (including, without limitation, any Actions with respect to the transactions contemplated by this Agreement). Except as specified on Schedule 4.15, none of such Actions listed or required to be listed on Schedule 4.15, if decided adversely to the Company or any Subsidiary, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15, neither the Company nor any Subsidiary is subject, to the Company’s knowledge, to any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any material license or permit). Neither the Company nor any Subsidiary is named in and subject to any judgment, order or decree of any Governmental Authority.

4.16 Brokerage. The Company has not engaged or employed any finder, broker, agent or other intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement entered into by or binding upon the Company.

4.17 Consents. Except as set forth on Schedule 4.17, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements, or the consummation by the Company of any of the transactions contemplated hereby, including without limitation the offering, sale and issuance of the Shares hereunder, the issuance of the Common Stock upon conversion of the Preferred Shares and the payment of the Dividend. Each permit, consent, approval, authorization, declaration or filing listed on Schedule 4.17 will be obtained on or prior to the Closing Date.

4.18 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance, including general liability insurance, property insurance, workers’ compensation insurance and business interruption insurance, issued in favor of the Company or one of its Subsidiaries, in each case, with financially sound and reputable insurance companies and in such types and amounts and covering such risks as are reasonable and appropriate for the businesses and operations engaged in by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to its material obligations under any insurance policy maintained by any of them. The Company and its Subsidiaries do not have any self insurance or coinsurance programs.

4.19 Employees. The Company has no knowledge that any executive officer or other key employee of the Company or its Subsidiaries or any group of employees of the Company or its Subsidiaries has any plans to terminate employment with the Company or its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company has no knowledge that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). To the Company’s knowledge, none of the Company’s or any Subsidiary’s employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or such Subsidiary, except for agreements between the Company or such Subsidiary and its present and former employees.

4.20 ERISA. Except as set forth on Schedule 4.20:

(a) Multiemployer Plans. The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability,

with respect to) any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

(b) Retiree Welfare Plans. The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current or future retired or terminated employees (except for continued benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law), the liability for which has not been properly reflected on the Company’s financial statements.

(c) Defined Benefit Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, whether or not terminated.

(d) Plan Compliance. With respect to each employee benefit plan or arrangement maintained by the Company (each, an “Employee Benefit Program”), the terms and operation of each such Employee Benefit Program comply and have heretofore complied in all material respects with all applicable laws and regulations relating to each such Employee Benefit Program. The Company has not incurred, nor has any event occurred nor does any circumstance exist that could reasonably be expected to result in the Company’s incurring, any material liability or excise tax with respect to any employee benefit, plan or program under Section 409 or Section 502 of ERISA or Chapter 43 of the Code with respect to any employee benefit plan, program or arrangement. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Program.

(e) The Company. For purposes of this Section 4.20, the term “Company” includes all organizations under common control with the Company pursuant to Section 4.14(b) or (c) of the IRC.

4.21 Compliance with Laws. Neither the Company nor any Subsidiary has violated any Regulation which violation has had or would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received notice of any such violation. The Company and each Subsidiary is in compliance in all material respects with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)). No part of the proceeds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977. Neither the sale of the Shares nor the use of proceeds from the sale thereof will result in a violation of the Trading with the Enemy Act, as amended, and any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

4.22 Environmental and Safety Matters. Except as set forth on Schedule 4.22:

(a) The Company and its Subsidiaries have obtained all Environmental Permits and the validity of such Environmental Permits will not be affected by the consummation of this transaction.

(b) The Company and its Subsidiaries are in material compliance with the terms and conditions of all such Environmental Permits and is in material compliance with all Environmental and Safety Laws.

(c) With respect to the Company or any Subsidiary, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been served and no proceeding has been instituted and no penalty has been assessed or, to the Company’s knowledge, no investigation, notice, notification, demand, complaint, request for information, citation, summons, proceeding or order is pending or threatened by any Person with respect to any alleged failure to obtain any material Environmental Permits or any material violation of any Environmental Permits or Environmental and Safety Laws;

(d) No Hazardous Materials have been Released, placed, deposited, discharged, emitted or otherwise come to be located on, at or migrating from or to, any Real Property or, to the knowledge of the Company, at any previously owned, leased or operated property (during the period owned or used by the Company) or at any other property that will result in any material claim, liability or obligation of the Company or its Subsidiaries for cleanup of Hazardous Materials, bodily injury, property damage or natural resource damage, whether based upon or due to negligence or strict liability.

(e) No Real Property or any other property or facility now or previously owned, leased or operated by the Company or any Subsidiary has been (during the period owned or used by the Company) or is presently operated in a manner which requires permitting as a hazardous waste treatment, storage or disposal facility for purposes of RCRA or any analogous state law.

(f) To the Company’s knowledge, none of the following is present at any Real Property of the Company or any Subsidiary (except to the extent such presence could not reasonably be expected to result in a material liability): (i) polychlorinated biphenyls or radioactive materials contained in electrical, medical or other equipment; (ii) asbestos containing insulation or building material; or (iii) active or inactive aboveground or underground storage tanks.

(g) Neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is on the CERCLA National Priorities List (or proposed for such listing), the CERCLIS List or any similar state list or which is the subject of federal, state or local enforcement Actions or other investigations which could reasonably be expected to lead to material claims against the Company or any Subsidiary under any Environmental and Safety Laws.

(h) No Liens have been imposed under or pursuant to any Environmental and Safety Laws on any Real Property now or any property previously owned, leased or operated by the Company or any Subsidiary, and to the knowledge of the Company, no governmental Actions have been taken or are in process which could subject any such properties or facilities to such Liens and the Company and its

Subsidiaries has not been required to place any notice, restriction or engineering control relating to the presence of Hazardous Materials in any deed to such property or facility which would materially affect the business of the Company and its Subsidiaries as currently conducted.

(i) Neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any material liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Laws.

(j) Without limiting the generality of the foregoing, there are no other facts, events or conditions relating to the past (during the period owned or used by the Company) or present operations, properties or facilities of the Company or its Subsidiaries which could reasonably be expected to give rise to any material liability or investigatory, corrective or remedial obligation under any Environmental and Safety Laws.

4.23 Affiliated Transactions. Except as set forth on Schedule 4.23, no officer, director or Affiliate of the Company or any Subsidiary, or any individual directly related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, (i) is a party to any material agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary or (ii) owns, holds or possesses, directly or indirectly, any material financial or other interest in, or is a partner, member, manager, officer, director, employee or other Affiliate of (A) any Person that is a material supplier, vendor, customer, lessor, lessee, or competitor of the Company, any of its Subsidiaries or their businesses, or (B) any other business which engages in any material transactions or other business relationships with the Company or any of its Subsidiaries.

4.24 Investment Company. The Company is not an “investment company” as defined under the Investment Company Act of 1940.

4.25 Projections. The projections set forth on Schedule 4.25 were prepared in good faith. The Company does not, however, make any guaranty that any such projections can or will be achieved.

4.26 SEC Filings. None of the Company’s (1) annual report on Form 10 K, as amended, for the fiscal year ended December 31, 2005 and (2) quarterly reports on Form 10Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (the “Company’s SEC Documents”) contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has timely filed all forms, reports and exhibits thereto required to be filed under the Securities Act and the Securities Exchange Act with the Securities and Exchange Commission.

4.27 Securities Laws. The Company has not offered to sell any portion of the Shares or any interest therein in a manner which violates any applicable securities law or would require the issuance and sale hereunder to be registered under the Securities Act.

4.28 Disclosure. Neither this Agreement nor any of the exhibits, schedules or certificates supplied by or on behalf of the Company at the Closing with respect to the transactions contemplated hereby, when taken together with the Company’s SEC Documents, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, under the circumstances in which they are made, not misleading. There is no fact which the Company has not disclosed to the Purchaser or in the Company’s SEC Documents and of which the Company has knowledge and which has had or would reasonably be expected to have a Material Adverse Effect.

Section 5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

5.1 Authority of Purchaser. The Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has all requisite legal and corporate or partnership power (as applicable) to enter into this Agreement and the Ancillary Agreements, to purchase the Shares and to perform its obligations under the terms of this Agreement and the Ancillary Agreements; and (c) has taken all corporate action (as applicable) necessary for the purchase of the Shares and the performance of the Purchaser’s obligations under this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements has been duly authorized by the Purchaser. This Agreement and the Ancillary Agreements when executed and delivered by the Purchaser will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors’ rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law from time to time.

5.2 Investment Representations.

(a) The Shares purchased hereunder and the shares of Common Stock issuable upon conversion of the Preferred Shares (the “Securities”) will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof in violation of securities laws.

(b) The Purchaser understands that the Securities have not been registered under the Securities Act or under similar securities laws of any other jurisdiction by reason of reliance upon certain exemptions therefrom, and that the reliance of the Company on such exemptions is predicated upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser understands that the Securities being purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act and that the Securities are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(c) The Purchaser is knowledgeable in business and financial matters and is capable of evaluating the merits and risks of an investment in the Company. The Purchaser acknowledges that it has the ability to bear the economic risk of its investment pursuant to this Agreement. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) The Purchaser has not been organized or materially reorganized for the purpose of investing in the Securities.

(e) The Purchaser represents, warrants and agrees that the sale of the Shares to it was not accomplished by the publication of any advertisement or by any general solicitation.

5.3 No Breach. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to, the charter or bylaws of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject, except, (A) for any such authorization, consent, approval, exemption, action, notice, declaration or filing that has been previously obtained and (B) in the case of any of any agreement or instrument to which the Purchaser is subject, for such authorizations, consents or approvals that, if not so obtained, would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the business, operations, prospects, financial condition, operating results or assets of the Purchaser or its Subsidiaries taken as a whole.

Section 6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by, and any claim arising out of or relating to this Agreement, the transactions contemplated hereby or the negotiations or performance thereof shall be enforced pursuant to, the laws of the State of New York without application of principles of conflicts of law.

6.2 Submission to Jurisdiction. Each of the parties hereto hereby (a) agrees that any action, lawsuit or proceeding with respect to this Agreement may be brought only in the Supreme Court of the State of New York, County of New York, or of the United States District Court for the Southern District of New York, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts for any such action lawsuit or proceeding, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action, lawsuit or proceeding in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any such action, lawsuit or proceeding by the mailing of copies of the process to the parties hereto as provided in Section 6.6. Service effected as provided in this manner will become effective ten (10) calendar days after the mailing of the process. The parties hereto also may serve process in any such action, lawsuit or proceeding in any manner authorized by applicable law.

6.3 Survival; Limitation on Liability.

(a) The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing until June 21, 2008, and will survive thereafter with respect to any inaccuracy therein or breach thereof, written notice of which has been given to the Company by the Purchaser prior to such date; provided, however, that the representations and warranties set forth in

Sections 4.1, 4.2, 4.3, 4.4, 4.12 and 4.22 will survive the Closing until June 21, 2010, and will survive thereafter with respect to any inaccuracy therein or breach thereof, written notice of which has been given to the Company by the Purchaser prior to such date.

(b) After the Closing, (i) no Person shall have liability for any claim or claims arising out of or relating to this Agreement (other than any claim or claims arising as a result of any inaccuracy or breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 or 4.4), the transactions contemplated hereby, or the negotiation or performance thereof, in excess of $37,500,000 in the cumulative aggregate, regardless of the theory or theories of liability or Losses sought and (ii) no Person shall have liability for any claim or claims arising as a result of any inaccuracy or breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 or 4.4 of this Agreement in excess of $150,000,000 in the cumulative aggregate, regardless of the theory or theories of liability or Losses sought.

(c) The parties agree that any claim or claims they may make or bring against the other party shall solely be for Losses incurred by such party due to, arising from or in connection with this Agreement, the transactions contemplated hereby or the negotiation or performance thereof. Notwithstanding any provision contained in Section 6.3 to the contrary, in the event any Loss incurred by the Purchaser is due to, arises from, or is in connection with, fraud by the Company or any Person acting or purporting to act on the Company’s behalf, the Purchaser will be entitled to recover any such Losses from the Company without regard to any of the limitations set forth above.

(d) All amounts due and owing from the Company with respect to any Losses covered under Section 6.3 shall be payable in cash.

6.4 Successors and Assigns; No Third Party Beneficiaries. The Purchaser may assign its interest in this Agreement in connection with any permitted transfer of its Shares. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing express or implied herein is intended or shall confer any right or remedy upon any Person not a party hereto.

6.5 Entire Agreement; No Reliance; Amendment. This Agreement and the Ancillary Agreements to be delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supercedes all prior and contemporaneous agreements, understandings or statements with respect thereto. No party is relying upon any representations, warranty, statement, agreement or understanding not expressly set forth in this Agreement or the Ancillary Agreements. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

6.6 Notices. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when hand delivered to the other party; when received when sent by facsimile; provided, however, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day; three (3) business days after the same has been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or the next business day after same has been deposited with a national overnight delivery service, postage and fees prepaid with next business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.

If notice is to be given to the Purchaser, such notice will be given, delivered or sent to:

Morgan Stanley Strategic Investments, Inc.

1585 Broadway – 2nd Floor

New York, New York 10036

Telephone number: (212) 761-1735 and (212) 761-1622

Facsimile number: (212) 507-2702 and (212) 507-4257

Attention: James E. Bolin and Thomas E. Doster.

If notice is to be given to the Company, such notice will be given, delivered or sent to:

US Oncology Holdings, Inc.

16825 Northchase Drive

Houston, TX 77060

Telephone number: (832) 601-6178

Facsimile number: (832) 601-6678

Attention: B. Scott Aitken

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section and that any person to be given notice actually receives such notice. A party may change or supplement its address for notice, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

6.7 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby, except that at the Closing, the Company will reimburse the Purchaser for its reasonable and actual legal fees incurred by Richards Kibbe & Orbe LLP and accountant fees incurred by PriceWaterhouseCoopers LLP up to a maximum of One Hundred and Fifty Thousand Dollars ($150,000) in the aggregate. The Company has paid and shall remain solely responsible for all fees and expenses in connection with filings pursuant to the HSR Act.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, at trial and on appeal, in addition to any other relief to which each party may be entitled.

6.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non breaching party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.9 Severability of this Agreement. In case any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.12 Gender. The use of the neuter gender herein shall be deemed to include the masculine and feminine gender, if the context so requires.

6.13 Public Announcement. The Company shall not disclose the Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Authority, without the prior consent of the Purchaser, unless such disclosure is required by applicable law or governmental or self-regulatory organization regulations or requirements or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure. Notwithstanding the foregoing, the Purchaser hereby acknowledge that, after the date hereof, the Company may attach this Agreement and any of the Ancillary Agreements as an exhibit or exhibits to reports filed by the Company with the Securities and Exchange Commission and may disclose the name of Purchaser and amount of shares held in such filings as required by applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the heading hereof.

THE COMPANY:

US ONCOLOGY HOLDINGS, INC.

By:
Name:
Title:

THE PURCHASER:

MORGAN STANLEY STRATEGIC INVESTMENTS, INC.

By:
Name:
Title:

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF US

ONCOLOGY HOLDINGS, INC.

EXHIBIT B

FORM OF AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

EXHIBIT C

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF OPINION OF COMPANY’S COUNSEL